EXHIBIT 1

                             AGREEMENT OF SALE



        THIS AGREEMENT OF SALE is made and entered into this 22 day of October, 1997, by and between R. Rex Lee, M.D. ("Seller") and AmerUs Group Co., an Iowa corporation ("Buyer").

                                 WITNESSETH

        WHEREAS, Seller desires to sell and Buyer desires to purchase all of Seller's rights, title and interest in 63,675 shares of common stock, no par value ("Common Stock") of AmVestors Financial Corporation, a Kansas corporation ("AmVestors") held by Seller (individually a "Share," collectively the "Shares").

        NOW, THEREFORE, in consideration of the above premises, the mutual covenants and agreements stated herein, the Purchase Price (as defined below) paid by Buyer to Seller, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

        1. SALE OF SHARESSeller does hereby irrevocably sell, assign, transfer and deliver unto Buyer, its successors and assigns, all of Seller's right, title, and interest in and to the Shares.

        2. PURCHASE PRICE. Buyer hereby agrees to pay to Seller this day, in immediately available funds, an amount equal to $20 per Share
($1,273,500.00 in the aggregate for all the Shares). In addition:

               (a) Upon timely consummation of the merger pursuant to that certain Amended and Restated Agreement and Plan of Merger dated as of September 19, 1997, amended and restated on October 8, 1997 (the "Merger Agreement"), by and among AmVestors, AmerUs Life Holdings, Inc., an Iowa corporation ("AmerUs") and AFC Corp., a Kansas corporation and wholly owned subsidiary of AmerUs, Buyer agrees to pay Seller additional consideration equal to the positive amount, if any, of (i) the product of (x) the Merger Consideration (as defined in the Merger Agreement) multiplied by the Average Parent Share Price (as defined in the Merger Agreement) multiplied by (y) 63,675; minus
                      (ii) $1,273,500; provided, however, that any such payment shall be subject to a maximum of $0.625 multiplied by 63,675 (the "Maximum Amount").

               (b) In the event the Merger Agreement is terminated pursuant to Article IX of the Merger Agreement, Buyer agrees to pay Seller an amount equal to the positive amount, if any, of (i) the product of (x) 63,675 multiplied by (y) the closing price per share of AmVestors Common Stock as reported on the New York Stock Exchange on the fifth trading day following the date of the first public announcement by Buyer of the termination; minus (ii) $1,273,500; provided, however, that any such payment shall be subject to a maximum of $0.625 multiplied by 63,675 (the "Maximum Amount").

        3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller does hereby represent, warrant and covenant to Buyer as follows:


               (a) Seller is the lawful owner of the Shares and has and is hereby transferring to Buyer good and marketable title to the Shares, free and clear of any and all encumbrances, liens, security interests, pledges, and charges of any kind whatsoever.

               (b) Seller has the power to enter into this Agreement of Sale and to sell, assign and transfer all of his right, title and interest in the Shares.

               (c) Seller covenants and agrees that in the event the Shares cannot be transferred or assigned without the consent of or notice to a third party, such third party consent has previously been obtained, or notice has been previously given (as the case may be), by Seller.

               (d) Neither the execution and delivery of this Agreement of Sale nor compliance with the terms hereof by Seller will breach any governmental law, statute or regulation, or conflict with or result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which the Seller is a party or by which it is or may be bound or result in the creation or imposition of any encumbrance, lien, security interest, pledge or charge.

               (e) This Agreement of Sale is enforceable against Seller in accordance with its terms.

        4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER. Buyer does hereby represent and warrant to Seller as follows:

               (a) Neither the execution and delivery of this Agreement of Sale nor compliance with the terms hereof by the Buyer will violate the articles of incorporation or bylaws of Buyer, will breach any governmental statute or regulation, or conflict with or result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Buyer is a party or by which it is or may be bound or result in the creation or imposition of any encumbrance, lien, security interest, pledge or charge.

               (b) Buyer has the corporate power and authority to enter into this Agreement of Sale and this Agreement of Sale is enforceable against Buyer in accordance with its terms.

               (c) Buyer covenants and agrees that in the event the Shares cannot be purchased without the consent of or notice to a third party, such third party consent has previously been obtained, or notice has been previously given (as the case may be), by Buyer.

               (d) Buyer is acquiring the Shares for its own account for investment purposes, and not with a view to distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

               (e) Buyer is an "Accredited Investor" as defined in the Securities Act.

        5.     GENERAL.

               (a) This Agreement of Sale cancels and supersedes all previous agreements relating to the subject matter of this Agreement of Sale, written or oral, between the parties hereto and contains the entire understanding of the parties hereto and shall not be amended, modified or supplemented in any manner whatsoever except in a writing signed by each of the parties hereto.

               (b) This Agreement of Sale shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

               (c) This Agreement of Sale may be executed in any number or counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement which is binding upon all the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

               (d) This Agreement of Sale and all rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Kansas applicable to agreements made and to be performed entirely within such State, including all matters of enforcement, validity and performance.

               (e) Both parties acknowledge and agree that Seller may be deemed an "Affiliate" of AmVestors under federal and state securities laws, that therefore the Shares may be deemed restricted under Rule 144 of the Securities Act and that the certificates for such Shares may bear an appropriate restrictive legend.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Sale to be executed as of the date and year first set forth above.


                             R. Rex Lee, M.D.


                             ___________________________
                              /s/ R. Rex Lee


                             AmerUs Group Co.


                             ____________________________
                             By: /s/ Joseph Haggerty

                             Name: Joseph Haggerty
                                   ______________________________
                             Title: General Counsel
                                    _____________________________